Free Writing Prospectus
Filed pursuant to Rule 433
GE Dealer Floorplan Master Note Trust, Series 2006-1: Terms of the Securities
Lead Managers: BAS, RBSGC       Co-Managers: DB, JPM, MS, Blaylock
Expected. Settlement: June 30, 2006

Series	Class	Size	Rating (M/S/F)	WAL	Bench-mark	Spread	Price
06-1	A	$1,432.5 mm	Aaa/AAA/AAA	2.81	1ML	+01	100%
06-1	B	$52.5 mm	A1/NR/A	2.81	1ML	+17	100%
06-1	C	$15.0 mm	Baa2/NR/BBB	2.81	1ML	+37	100%

Commencement of Controlled Accumulation Period ( subject to adjustments): November 1, 2008.
Expected Final: 4/20/2009       Legal Final: 4/20/2011
All Classes are ERISA eligible.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.